Exhibit 14.1

                                 CODE OF ETHICS
                                     FOR THE
                       CHIEF EXECUTIVE OFFICER, PRESIDENT
                                       AND
                               SENIOR OFFICERS OF
                     PACIFICAP ENTERTAINMENT HOLDINGS, INC.
                             (Adopted APRIL 1, 2004)

     Pacificap Entertainment Holdings, Inc. (the "Company") is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company's Chief Executive Officer, President, Chief Financial Officer, Treasurer, Chief Technology Officer and other senior executive officers (collectively, "Senior Officers") sets forth specific policies to guide you in the performance of your duties. To the extent the positions specified in the immediately preceding sentence exist at any of the Company's subsidiaries, this Code of Ethics will also be applicable to, and the term "Senior Officers" will include, such officers of the Company's subsidiaries.

     As a Senior Officer, you must not only comply with applicable law. You also must engage in and promote honest and ethical conduct and abide by this Code of Ethics and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance with Laws, Rules and Regulations

     You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled "Compliance with Code of Ethics."

     The Company operates in many countries and many cultures. What is appropriate in some parts of the world may be entirely inappropriate in others. You should abide by the laws, regulations and generally accepted business practices of the countries in which you are conducting business. If there is a conflict between local laws and business practices and any other law applicable to the conduct of the Company's business, you should comply with the local laws and business practices; provided, that, in no event can your actions constitute a violation of a federal law of the United States of America.

     If you have any questions regarding the proper conduct, you should consult with the Company's senior legal officer before taking any action.

Conflicts of Interest

     No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Chairman of the Board of Directors.

Disclosures

     It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and all other governmental, quasi-governmental and self-regulatory bodies and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.
________________________________________________________________________________

Compliance with Code of Ethics

     If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to the Compliance Officer or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

     Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The full Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

     If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to the Chairman of the Board of Directors. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

     This Code of Ethics is a statement of certain fundamental principles and policies and procedures that govern the Company's Senior Officers in the conduct of its business. It is not intended to and does not create any rights in any employee, tenant, patron, guest, supplier, competitor, stockholder or any other person or entity.

                               ACKNOWLEDGMENT FORM

     I have received and read the Code of Ethics for the Senior Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Ethics that I am aware of to any member of the Board of Directors. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company. I further certify that, except as noted below, I am otherwise in full compliance with the Code of Ethics and any related policies and procedures:

________________________________________________________________________________

________________________________________________________________________________


                                           Printed Name :
                                                         ______________________
                                           Signature:
                                                         ______________________
                                           Date:
                                                         ______________________